Exhibit 99.1

Press Release: April 29, 2010

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr. Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces Results for 1st Quarter 2010.

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record total assets of $565.1 million at March 31, 2010, an increase of $12.2 million, or 2%, when compared to the $552.9 million reported at March 31, 2009. Total loans, net of mortgage loans held-for-sale, were $432.7 million at March 31, 2009, a decrease of $4.7 million, or 3%, from the level a year ago. Total deposits at the end of the quarter were $494.2 million, an increase of $13.4 million, or 3%, when compared to 2009 1st quarter balances.

MidCarolina reported a net loss attributed to common shareholders of $338,000 for the quarter ended March 31, 2010, compared to net income available to common shareholders of $341,000 reported for the first quarter of 2009. Diluted loss per common share was ($0.07) for first quarter 2010. Diluted earnings per common share for the first quarter of 2009 was $0.07.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The first quarter of 2010 has seen a continuation of the challenges faced by MidCarolina and other financial institutions. Negative economic trends, particularly in housing and commercial real estate, impeded some of our borrowers’ ability to meet their debt servicing obligations and our nonperforming loans and delinquencies increased during the first quarter of 2010. These factors have contributed to an increase in net charge-offs during the first quarter of 2010 as compared to the first quarter of 2009. Our provision for loan losses, a non-cash charge to earnings, was $2.6 million in the first quarter of 2010 compared to $1.1 million in the prior year quarter, an increase of $1.5 million. We are working to minimize the effects of problem assets, and to diligently assist our customers in these difficult times. We look forward to our return to historical performance results.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with access to personalized full brokerage services through a separate registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

Disclaimer Regarding “Forward Looking Statements”

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to: (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future conditions in the credit and capital markets and the banking system in general, (b) the financial success or changing strategies of our customers,(c) actions of government regulators and changes in laws, regulations or accounting standards that adversely affect our business, (d) changes in the interest rate environment or the level of market interest rates that reduce our net interest margins and/or the volumes and values of loans we make and securities we hold, and (e) changes in general economic conditions and real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although we believe that the expectations reflected in the forward-looking statements are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,
	2010 (Unaudited)	2009 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,604	$6,836	-3.4%
Interest expense	2,190	3,001	-27.0%

Net interest income	4,414	3,835	15.1%
Provision for loan losses	2,600	1,135	129.1%

Net interest income after provision for loan losses	1,814	2,700	-32.8%
Noninterest income	699	766	-8.8%
Impairment of investment securities	(18)	(32)	-43.8%
Noninterest expense	2,842	2,787	2.0%

Income (Loss) before income tax expense	(347)	647	-153.6%
Provision for income taxes	(113)	202	-155.9%

Net income (loss)	(234)	445	-152.6%
Dividends on preferred stock	(104)	(104)	—

Net income (loss) available to common shareholders	($338)	$341	-199.1%

PER SHARE DATA
Earnings (Loss) per common share, basic	$(0.07)	$0.07	-200.0%
Earnings (Loss) per common share, diluted	(0.07)	0.07	-200.0%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	-0.17%	0.33%
Return on average common equity	-3.85%	4.24%
Net yield on earning assets (taxable equivalent)	3.45%	2.98%
Average equity to average assets	7.42%	6.86%
Total risk based capital ratio	11.76%	11.14%
Allowance for loan losses as a percentage of total loans, end of period	1.90%	1.39%
Non-performing assets to total assets, end of period	2.25%	1.54%
Ratio of net charge-offs to average loans outstanding	0.39%	0.13%

	As of March 31,
	2010	2009	%
	(Unaudited)	(Unaudited)	Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$432,668	$447,389	-3.3%
Allowance for loan losses	8,225	6,198	32.7%
Loans, net of allowance for loan losses	424,443	441,191	-3.8%
Securities, available for sale	71,508	62,063	15.2%
Federal funds sold & interest-earning deposits	36,012	21,187	70.0%
Total Assets	565,084	552,926	2.2%

Deposits:
Noninterest-bearing deposits	56,847	44,829	26.8%
Interest-bearing demand and savings	188,709	111,859	68.7%
CD’s and other time deposits	248,674	324,139	-23.3%
Total Deposits	494,230	480,827	2.8%
Borrowed Funds	21,000	25,000	-16.0%
Junior Subordinated Debentures	8,764	8,764	0.0%
Total interest-bearing liabilities	467,147	469,762	-0.6%
Shareholders’ Equity	39,759	36,909	7.7%